Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HECLA MINING COMPANY

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Hecla Mining Company resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “IV” so that as amended, said Article shall be and read as follows:

ARTICLE IV.
CAPITAL STOCK

Section 1.  Authorized Capital Stock.  The Corporation shall be authorized to issue two classes of shares of Capital Stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares of capital stock which the Corporation shall have authority to issue is 505,000,000; the total number of shares of Preferred Stock shall be 5,000,000, and each such share shall have a par value of $0.25; the total number of shares of Common Stock shall be 500,000,000, and each such share shall have a par value of $0.25.

SECOND:  An Annual Meeting of the Shareholders of said Corporation was duly called and held on May 21, 2010, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Hecla Mining Company has caused this Certificate of Amendment to be executed this 25th day of May 2010.

By:	/s/ David C. Sienko
David C. Sienko
Vice President and General Counsel

STATE OF IDAHO	)
	)	ss.
County of Kootenai	)

On this 25th day of May 2010, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared David C. Sienko, known or identified to me to be the Vice President and General Counsel of Hecla Mining Company, the officer who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year in this certificate first above written.

By:	/s/ Tami D. Hansen
Notary Public in and for the State of Idaho
Residing at Otis Orchards, Washington
My Commission Expires: 9/12/2015